EXHIBIT 10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

originally dated as of January 16, 2015

as amended and restated as of January 24, 2015

among

FXCM HOLDINGS, LLC and FXCM NEWCO, LLC,

as Borrower,

LEUCADIA NATIONAL CORPORATION,

as the initial Lender,

The other Lenders party hereto from time to time

and

LEUCADIA NATIONAL CORPORATION,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	23
1.03	Accounting Terms	24
1.04	Rounding	25
1.05	Times of Day	25
1.06	Effect of Restatement; No Novation	25

ARTICLE II.
LOANS; ETC.

2.01	Loans	25
2.02	Borrowing Mechanics	25
2.03	Optional Prepayments	26
2.04	Mandatory Prepayments	26
2.05	Repayment of Loans	28
2.06	Interest	28
2.07	Fees	29
2.08	Computation of Interest and Fees	29
2.09	Evidence of Debt	29
2.10	Payments Generally; Administrative Agent’s Clawback	29
2.11	Sharing of Payments by Lenders	31

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	31
3.02	[Reserved]	35
3.03	[Reserved]	35
3.04	Increased Costs; Reserves	35
3.05	Compensation for Losses	36
3.06	Mitigation Obligations; Replacement of Lenders	36
3.07	Survival	37

ARTICLE IV.
CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01	Conditions to Closing Date	37
4.02	Conditions to Borrowing	39
4.03	Conditions to Restatement Effective Date	40

i

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	40
5.02	Authorization; No Contravention	41
5.03	Governmental Authorization; Other Consents	41
5.04	Binding Effect	41
5.05	Financial Statements; No Material Adverse Effect	41
5.06	Litigation	42
5.07	No Default	42
5.08	Ownership of Property; Liens	42
5.09	Insurance	43
5.10	Taxes	43
5.11	ERISA Compliance	43
5.12	Subsidiaries; Equity Interests	44
5.13	Federal Regulations; Investment Company Act	44
5.14	Disclosure	45
5.15	Compliance with Laws	45
5.16	Solvency	45
5.17	Collateral Documents	45
5.18	Employee Matters	46
5.19	OFAC, Anti-Corruption, Etc.	46
5.20	Assignment Agreement and Letter Agreement Representations	46
5.21	Certain Documents	46

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	47
6.02	Certificates; Other Information	48
6.03	Notices	50
6.04	Payment of Obligations	51
6.05	Preservation of Existence, Etc.	51
6.06	Maintenance of Properties	51
6.07	Maintenance of Insurance	51
6.08	Compliance with Laws	52
6.09	Books and Records	52
6.10	Inspection Rights	52
6.11	Use of Proceeds	52
6.12	Covenant to Guarantee and Give Security	52
6.13	Further Assurances	55
6.14	Consolidated Net Losses	55
6.15	Lender Meetings and Weekly Management Update Calls	55
6.16	Post-Closing Matters	56
6.17	Monthly Gross Receipts Reporting and Prepayment	56
6.18	Cash Management	56
6.19	Non-Consolidation	56

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	56
7.02	Investments	57
7.03	Indebtedness	58
7.04	Fundamental Changes	58
7.05	Dispositions	59
7.06	Restricted Payments	60
7.07	Change in Nature of Business	61
7.08	Transactions with Affiliates	61
7.09	Burdensome Agreements	62
7.10	Use of Proceeds	62
7.11	The Company	62
7.12	Sanctions	62
7.13	Anti-Corruption Laws	62
7.14	Amendments or Waivers of Organizational Documents or Certain Other Documents	62
7.15	Dissolution, Etc. of Certain Subsidiaries	63

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	63
8.02	Remedies Upon Event of Default	65
8.03	Application of Funds	65

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	66
9.02	Rights as a Lender	67
9.03	Exculpatory Provisions	67
9.04	Reliance by Administrative Agent	68
9.05	Delegation of Duties	68
9.06	Resignation of Administrative Agent	68
9.07	Non-Reliance on Administrative Agent and Other Lenders	69
9.08	No Other Duties, Etc.	69
9.09	Administrative Agent May File Proofs of Claim	69
9.10	Collateral and Guaranty Matters	70
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	70

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	70
10.02	Notices; Effectiveness; Electronic Communication	72

10.03	No Waiver; Cumulative Remedies; Enforcement	73
10.04	Expenses; Indemnity; Damage Waiver	74
10.05	Payments Set Aside	75
10.06	Successors and Assigns	76
10.07	Treatment of Certain Information; Confidentiality	78
10.08	Right of Setoff	79
10.09	Interest Rate Limitation	79
10.10	Counterparts; Integration; Effectiveness	80
10.11	Survival of Representations and Warranties	80
10.12	Severability	80
10.13	Replacement of Lenders	80
10.14	Governing Law; Jurisdiction; Etc.	81
10.15	Waiver of Jury Trial	82
10.16	No Advisory or Fiduciary Responsibility	82
10.17	Electronic Execution of Assignments and Certain Other Documents	82
10.18	USA PATRIOT Act	83
10.19	ENTIRE AGREEMENT	83
10.20	Judgment Currency	83
10.21	Electronic Execution of Assignments and Certain Other Documents	83

Schedule 1.01(a)	Regulated Subsidiaries
Schedule 1.01(b)	Permitted Investors
Schedule 2.01	Commitments as of the Closing Date
Schedule 5.10	Certain Tax Matters
Schedule 5.11	ERISA Obligations
Schedule 5.12(a)	Equity Interests; Equity Investments
Schedule 5.12(b)	Permitted Foreign Subsidiaries as of Closing Date
Schedule 7.01	Liens
Schedule 7.02	Investments
Schedule 7.03	Indebtedness
Schedule 10.02	Notice Information

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of January 24, 2015, among FXCM HOLDINGS, LLC, a Delaware limited liability company (the “Company”), FXCM NEWCO, LLC, a Delaware limited liability company (“Newco” and together with the Company, on a joint and several basis as borrowers, shall, unless the context otherwise requires, be referred to herein as the “Borrower”), each lender from time to time party hereto (collectively with their respective successors and permitted assigns, the “Lenders” and individually, a “Lender”), and LEUCADIA NATIONAL CORPORATION, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower is party to that certain Credit Agreement, dated as of January 16, 2015 (the “Original Credit Agreement”), among the Borrower and Leucadia National Corporation, as the initial Lender and as the Administrative Agent, under which the initial Lender made Loans to the Borrower in an initial aggregate principal amount of $300,000,000, on the terms and conditions set forth therein.

The Company, Newco and certain Subsidiaries of the Company are party to that certain Security and Guaranty Agreement, dated as of January 16, 2015 (the “Original Security Agreement”), among the Company, Newco, the Guarantors party thereto and the Administrative Agent, under which each of the Company, Newco and such Guarantors (i) granted Liens to the Administrative Agent on substantially all of their respective assets to secure all of the Obligations under the Original Credit Agreement and the other Loan Documents and (ii) guaranteed all of each other Loan Party’s Obligations under the Original Credit Agreement and the other Loan Documents.

The parties hereto have agreed to amend and restate (i) the Original Credit Agreement on the terms and conditions set forth in this Agreement and (ii) the Original Security Agreement on the terms and conditions set forth in the Security Agreement to be executed and delivered on the Restatement Effective Date pursuant to Section 4.03(a).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Original Credit Agreement shall be and, subject to the satisfaction or waiver of the conditions set forth in Section 4.03, hereby is amended and restated in its entirety as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Leucadia National Corporation in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, claims, disputes, hearing (in each case, whether administrative, judicial or otherwise), governmental or regulatory investigation or arbitration (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any claims for Environmental Liabilities), whether pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened by or against or affecting the Parent, any Loan Party or any Subsidiary or any property or revenues of any of the foregoing.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to any Loan Party, “Affiliate” shall also include (a) any members of the board of directors or board of managers (or other equivalent governing body) of the Parent or any Loan Party, (b) any executive or senior officer of the Parent or any Loan Party and (c) any other Affiliates of any of the foregoing.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect immediately prior to the making of the Loans on the Closing Date was $300,000,000. The amount of the Aggregate Commitments in effect as of the Restatement Effective Date is $0.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (as amended) and other anti-corruption or anti-bribery laws and regulations applicable to any Loan Party or Subsidiary from time to time.

“Anti-Money Laundering Laws” means the Bank Secrecy Act (as amended) and other anti-money laundering laws and regulations applicable to any Loan Party or Subsidiary and administered by The United States Department of the Treasury’s Financial Crimes Enforcement Network or any other applicable Governmental Authority.

“Applicable Rate” means, initially, 10.00% per annum; provided that the Applicable Rate shall be increased by 1.50% immediately after each Interest Payment Date; provided, further, that in no event shall the Applicable Rate exceed 20.50% per annum (without giving event to any applicable Default Rate).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means (a) two or more Eligible Assignees that are Affiliates of one another or (b) two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means that certain assignment agreement, dated as of January 16, 2015, and entered into prior to the effectiveness of this Agreement by the Company and Newco.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in such form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Audited Financial Statements of the Company” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ending December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Audited Financial Statements of the Parent” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in any other state where the Administrative Agent’s Office is located.

“Capital Leases” means all leases that have been or should be recorded, in accordance with GAAP, as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party or any of its Subsidiaries free and clear of all Liens (other than any Permitted Lien):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           demand money market or time deposits (including sweep accounts) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $300,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of any Loan Party or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“CFTC” means the Commodities Futures Trading Commission or any other regulatory body that succeeds to the functions of the Commodities Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           the Parent and the Permitted Investors, collectively, shall cease to beneficially own and Control, directly or indirectly, 90% of the issued and outstanding Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis; or

(c)           the Parent shall cease to Control or cease to be the sole managing member of the Company; or

(d)           the Company shall cease to be the sole member of Newco; or

(e)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of any of the Parent, the Company or Newco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means January 16, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in any of the Collateral Documents and all of the other property that is or is intended under the terms of any Collateral Document to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent on the Closing Date, pursuant to Section 6.12 or otherwise, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower under the Original Credit Agreement on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Committed Loan Notice” means a notice of borrowing of a Loan, which shall be in such form as may be acceptable to the Administrative Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Warrants” means any call options relating to the Parent’s common stock sold by the Company to the Parent, so long as such transactions are on substantially the same terms as the Parent Warrants; provided that the Company Warrants shall be settled, to the extent not otherwise prohibited hereby, in the Parent’s common stock.

“Compliance Certificate” means a certificate in form and substance reasonably acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount, determined on a consolidated basis during such period, of all expenditures of Newco and its Subsidiaries and all commitments of Newco and its Subsidiaries to expend money for any purchase or other acquisition of any asset that, in accordance with GAAP, are or should be classified as a fixed or capital asset on a consolidated balance sheet of Newco and its Subsidiaries. Notwithstanding the foregoing, Consolidated Capital Expenditures shall not include (without duplication) (a) any expenditures which are contractually required to be, and are, advanced or reimbursed to Newco or any of its Subsidiaries in cash by a third party (including landlords) during such period of calculation (to the extent the proceeds of such advances or reimbursements are not included in Consolidated Net Income for the relevant period), (b) that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP, (c) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent funded, in each such case, solely to the extent permitted hereby, with the following within 180 days of the receipt thereof: (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced (to the extent SUCH proceeds or compensation are not included in Consolidated Net Income for the relevant period) and (d) expenditures to the extent funded, solely to the extent permitted hereby, with the proceeds of any permitted Disposition of plant, property or equipment within 180 days of the receipt thereof. Notwithstanding the foregoing, Consolidated Capital Expenditures of Newco and its Subsidiaries for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 shall be (i) $6,030,000, (ii) $5,298,000 and (iii) $4,992,000, respectively.

“Consolidated EBITDA” means, for any period, for Newco and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period and without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable by Newco and its Subsidiaries after taking into account any losses of the Parent, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations and Restricted Payments made pursuant to Sections 7.06(b) and 7.06(c) during such period, (iii) depreciation and amortization expense, (iv) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors and financing fees, but excluding interest charges) directly incurred during such period in connection with the Loan Documents and the transactions contemplated thereby, (v) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings), (vi) the aggregate amount of all write-offs or write-downs of Debit Accounts Receivable during such period arising from the Swiss Currency Event, (vii) the amount of fines or restitution payments made by Parent or its Subsidiaries during one or more of the fiscal quarters ending March 31, 2015 and/or June 30, 2015, in each case pursuant to the settlement or adjudication of claims made against the Parent or its Subsidiaries initiated by the SFC and in an aggregate amount not to exceed $2,800,000, and (viii) other expenses of Newco and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period; minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Newco and its Subsidiaries, (ii) all non-cash items increasing Consolidated Net Income, (iii) any income of any Person (other than a Subsidiary) in which any other Person (other than Newco or a wholly-owned Subsidiary of Newco) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to Newco or a wholly-owned Subsidiary by such Person during such period, and (iv) the amount that constitutes (or would constitute) Consolidated EBITDA (including income and all relevant addbacks and deductions) of any non-wholly-owned Subsidiary that is attributable to such non-wholly-owned Subsidiary’s equity holders other than

Newco and its Subsidiaries; minus (c) all cash payments made on account of non-cash expenses previously added back in calculating Consolidated EBITDA pursuant to clause (a)(iv) above. Notwithstanding the foregoing, Consolidated EBITDA of Newco and its Subsidiaries for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 shall be (i) $21,194,000, (ii) $13,301,000  and (iii) $27,227,000, respectively.

“Consolidated Interest Charges” means for any period, for Newco and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of Newco and its Subsidiaries in connection with (i) borrowed money (including capitalized interest), (ii) the deferred purchase price of assets and (iii) net costs under Swap Contracts (to the extent such net costs are allocable to such period in accordance with GAAP, and less the amount of net credit received in connection with Swap Contracts that are allocable to such period in accordance with GAAP), in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of Newco and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and (c) any other interest expense in accordance with GAAP paid in cash during such period; provided that, for the purpose of calculating the Fixed Charge Coverage Ratio on any day prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Interest Charges shall be determined for the period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter, annualized on a simple arithmetic basis.

“Consolidated Net Income” means, for any period, for Newco and its Subsidiaries on a consolidated basis, the net income of Newco and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (i) with respect to the Parent, any Loan Party or any of their respective Subsidiaries, to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to the Parent, any Loan Party or any of their respective Subsidiaries or any other Person, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Mirror Notes” means notes that meet the definition of “Convertible Notes” but that were issued by the Company to the Parent prior to the Closing Date in connection with the substantially simultaneous issuance by the Parent of Convertible Notes, which notes of the Company are in a nominal principal amount no greater than the nominal principal amount of the Convertible Notes to which they relate; provided, however, that conversion of the Convertible Mirror Notes shall be settled in cash and/or the Parent’s common stock.

“Convertible Mirror Notes Documents” means the indenture for the issuance of any Convertible Mirror Notes to the Parent and all other agreements, instruments and other documents setting forth the terms of such Convertible Mirror Notes.

“Convertible Mirror Notes Hedges” means any convertible bond hedge transactions, call options or capped call options relating to the Parent’s common stock purchased by the Company from the Parent concurrently with any issuance of Convertible Mirror Notes to hedge the Company’s obligations thereunder (and not for speculative purposes), so long as such transactions are on substantially the same terms as the Convertible Notes Hedges related to the Convertible Notes to which the Convertible Mirror Notes issuance relates; provided that the Convertible Mirror Notes Hedges shall be settled in cash and/or the Parent’s common stock.

“Convertible Notes” means any senior unsecured and unguaranteed notes issued by the Parent prior to the Closing Date that are, upon the occurrence of certain terms and conditions set forth in the Convertible Notes Documents, convertible into, or exchangeable for, at the option of the Parent, Parent’s common stock, cash (in an amount based on share value at the time of settlement, calculated in accordance with the Convertible Notes Documents) or some combination thereof.

“Convertible Notes Documents” means the indenture for the issuance of any Convertible Notes and all other agreements, instruments and other documents setting forth the terms of such Convertible Notes.

“Convertible Notes Hedges” means any convertible bond hedge transactions, call options or capped call options relating to the Parent’s common stock (regardless of whether settled in the Parent’s common stock, cash (in an amount based on share value at the time of settlement, calculated in accordance with the applicable documents) or a combination thereof) purchased by the Parent concurrently with any issuance of Convertible Notes to hedge the Parent’s obligations thereunder (and not for speculative purposes).

“Debit Accounts Receivable” means the rights to payment of the Company or any Subsidiary arising in connection with a negative balance in a customer account after the closing of trades and positions in such account or in connection with any liquidation of any or all of a customer’s positions and related margin and any and all proceeds thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Applicable Rate then in effect plus (b) 2% per annum.

“Derivatives Linked to Parent Common Stock” means, (a) with respect to any issuance of Convertible Notes, the Convertible Notes Hedges and the Parent Warrants and (b) with respect to any issuance of Convertible Mirror Notes, the Convertible Mirror Notes Hedges and the Company Warrants.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or sub-lease, other disposition (including any sale and leaseback transaction), conveyance of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any exclusive license, exchange of property, sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in one transaction or a series of related transactions.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or Newco within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company, Newco or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company, Newco or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, Newco or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company or Newco hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 10.13, any United States withholding Tax that is required to be imposed on amounts payable to such recipient pursuant to the Laws in force at the time such recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company or Newco with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or Section 3.01(c), (c) Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), and (d) any Taxes imposed under FATCA or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreement (as defined in Temporary Treasury Regulation Section 1.1471-1T(b)(67)).

“FCA” means the Financial Conduct Authority of the United Kingdom.

“FCM” means a Person that is registered as a “futures commission merchant” pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the applicable Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement relating to certain financing fees, dated January 16, 2015, among the Company, Newco and the Administrative Agent, as amended and restated pursuant to that certain letter agreement relating to certain financing fees entered into on the Restatement Effective Date by the Company, Newco, the Administrative Agent and the Lenders party thereto from time to time.

“First-Tier Foreign Subsidiary” means (a) a Foreign Subsidiary all or any portion of whose Equity Interests are owned directly by the Company, Newco or any Guarantor that is a Domestic Subsidiary, (b) a Domestic Subsidiary which owns Equity Interests in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in a Foreign Subsidiary), and (c) a Domestic Subsidiary which is disregarded as separate from its owner for United States federal income tax purposes and which owns Equity Interests in one or more Foreign Subsidiaries.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recent Test Period minus (ii) Consolidated Capital Expenditures (except to the extent financed, solely to the extent permitted hereby, with the proceeds of Indebtedness (other than any revolving loans)) during such Test Period to (b) Fixed Charges for such Test Period, in each case, of Newco and its Subsidiaries on a consolidated basis.

“Fixed Charges” means, with reference to any Test Period, without duplication, the sum of (a) Consolidated Interest Charges paid or payable in cash during such Test Period, plus (b) the aggregate amount of scheduled principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money of Newco and its Subsidiaries paid or payable in cash during such Test Period (other than payments made by Newco or any Subsidiary to Newco or any Subsidiary and in any case, excluding any earn-out obligation or purchase price adjustment), plus (c) scheduled payments in respect of Capital Leases paid or payable in cash during such Test Period to the extent allocated to principal in accordance with GAAP, plus (d) the aggregate amount of Taxes paid or payable in cash during such Test Period, all calculated for such period for Newco and its Subsidiaries on a consolidated basis, plus (e) the aggregate amount of Restricted Payments made under Section 7.06(b), (c), (d), (e) and (f) (in each case, to the extent not otherwise included pursuant to clause (d) above), plus (f) the aggregate amount of fixed and contingent rentals payable by Newco and its Subsidiaries with respect to leases of real and personal property (without duplication of items included in Consolidated Interest Charges or clause (c) above). For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Notwithstanding the foregoing, the amount of Fixed Charges for the fiscal quarter ending March 31, 2015 and each prior fiscal quarter included in any Test Period shall be the amounts agreed in writing between the Company and the Administrative Agent.

“Foreign-Controlled Domestic Subsidiary” means any Domestic Subsidiary all of whose Equity Interests are owned (directly or indirectly) by a Foreign Subsidiary.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forex Capital Markets” means Forex Capital Markets L.L.C., a Delaware limited liability company.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSA” means the Financial Services Authority of the United Kingdom, or any other regulatory body that succeeds to the functions of the Financial Services Authority, including the FCA.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Subsidiary (other than Newco) that is a party to the Guaranty, and shall include (a) all direct and indirect wholly-owned Subsidiaries of the Company in existence on the Closing Date other than any Foreign Subsidiary to the extent that the Guaranty of such Foreign Subsidiary would have, or (as a result of growth and generation of earnings after the date of measurement) is reasonably expected to have, adverse tax consequences for the Parent, the Company or any other Loan Party or result in a violation of applicable Laws, (b) each other wholly-owned Subsidiary of the Company that shall be required to become a party to the Guaranty or execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (c) each other Subsidiary of the Company that from time to time becomes a party to the Guaranty. Notwithstanding anything contained in this Agreement to the contrary, no Regulated Subsidiary shall be required to be a Guarantor.

“Guaranty” means that certain Guaranty contained in the Security Agreement, made by the Company, Newco and each of the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, together with each other guaranty and guaranty supplement or joinder thereto delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract permitted under Article VII, in each case, in its capacity as a party to such Swap Contract.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           the Swap Termination Value under any Swap Contract of such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or any other Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Interim Financial Statements of the Company” means the unaudited consolidated balance sheet and statement of income or operations of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2014.

“Interim Financial Statements of the Parent” means the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter Agreement” means that certain letter agreement, dated as of the Closing Date, as amended and restated as of the Restatement Effective Date, by and among the Parent, the Company, Newco, Leucadia National Corporation, as a holder, and the other holders from time to time party thereto in accordance with the terms thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guaranty, the Fee Letter and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of the Administrative Agent or any Lender in connection with the Original Credit Agreement on or after the Closing Date and prior to the Restatement Effective Date or in connection with this Agreement on or after the Restatement Effective Date.

“Loan Parties” means, collectively, the Company, Newco and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) the Parent and its Subsidiaries, taken as a whole, or (ii) the Loan Parties, taken as a whole, other than any material adverse change or material adverse effect resulting from the Swiss Currency Event, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any date of determination, each of the Company’s Subsidiaries (a) whose total assets (on a consolidated basis with its subsidiaries) at the last day of the relevant fiscal period for which financial statements have been delivered pursuant to Section 6.01 (individually or in the aggregate) were greater than 10.0% of the consolidated total assets of the Company and the Subsidiaries at such date or (b) whose operating income for the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 6.01 (individually or in the aggregate) was greater than 10.0% of the consolidated operating income of the Company and its Subsidiaries for the twelve-month period then ended.

“Maturity Date” means January 16, 2017, or, if such date is not a Business Day, the next preceding Business Day.

“Monthly Gross Receipts” means, with respect to any calendar month, the aggregate gross amount of all payments received by the Company and its Subsidiaries in respect of their respective Debit Accounts Receivable during such calendar month.

“Monthly Gross Receipts Certificate” means an accounting of Monthly Gross Receipts for the applicable calendar month, in form and detail reasonably satisfactory to the Administrative Agent, together with a reconciliation of such receipts against the Monthly Gross Receipts Projection delivered for the same calendar month, which shall be certified by a Responsible Officer of the Company and Newco as fairly presenting the financial information set forth therein.

“Monthly Gross Receipts Projection” means (a) an accounting of all accounts receivable of the Company and its Subsidiaries as at the first day of the applicable calendar month, and (b) a projection of Monthly Gross Receipts expected to be received during the applicable calendar month, each in form and detail reasonably satisfactory to the Administrative Agent, which shall be certified by a Responsible Officer of the Company and Newco, that the accounting described in clause (a) above fairly presents the financial information set forth therein, and that the projections described in clause (b) were prepared in good faith based upon assumptions believed to be reasonable at the time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company, Newco or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company, Newco or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Disposition (other than Dispositions of the type described clause (i) or (ii) of the definition of Net Extraordinary Receipts), means cash payments (including Cash Equivalents and any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party or Subsidiary from such Disposition, net of (i) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by any Loan Party or Subsidiary in connection with such Disposition, (ii) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary within one year of the date of such Disposition in connection with such Disposition (and, in the case of a Disposition by a Foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of the proceeds of such Disposition being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (A) distributed as a dividend or (B) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of the Company to the Administrative Agent in good faith after taking into account any losses of the Parent, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (a) secured by a Permitted Lien on the stock or assets in question, (b) required to be repaid under the terms thereof or under applicable law as a result of such Disposition and (c) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party.

“Net Extraordinary Receipts” means any payments or proceeds received in cash or Cash Equivalents by any Loan Party or any Subsidiary (i) under any insurance policy in respect of a covered loss thereunder (including proceeds of business interruption insurance), but excluding proceeds of or payments under (x) directors’ and officer’s insurance or errors and omissions insurance that are applied to an insured loss or liability and (y) other insurance to the extent not applied or reserved in good faith to be applied by such Loan Party or Subsidiary to repay a liability owed by such Loan Party or Subsidiary in respect of which such proceeds were received, (ii) as a result of the taking of any assets of any Loan Party or any Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, (iii) arising from tax refunds or rebates not in the ordinary course of business, (iv) arising from indemnity payments not in the ordinary course of business to the extent not utilized in connection with the cause of action for which such indemnity was granted, (v) arising from purchase price adjustments (other than a working capital adjustment) in connection with any purchase agreements and not in the ordinary course of business, and (vi) consisting of proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any claim or cause of action in respect of or relating to losses on customer accounts or any other claim or cause of action not in the ordinary course of business, in any such case, to the extent such proceeds are not applied to make payments on any indemnification obligations owed by any Loan Party or Subsidiary in connection with such cause of action (including any indemnification of Affiliates pursuant to Section 7.08), in each case net of (a) any actual third party costs and expenses (including reasonable legal fees and expenses) incurred by any Loan Party or any Subsidiary in connection with the foregoing, (b) any Taxes or Permitted Tax Distribution reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary within one year of the date of the receipt of such payments or proceeds (and, in the case of any such receipt by a Foreign Subsidiary, any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of such proceeds being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (A) distributed as a dividend or (B) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of the Company to the Administrative Agent in good faith after taking into account any losses of the Parent, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations, (c) with respect to any proceeds under clause (i) or (ii) above, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any permitted Indebtedness (other than the Loans) that is (x) secured by a Permitted Lien on the assets subject to such loss or other Disposition described in such clauses, (y) required to be repaid under the terms thereof or under applicable law as a result of such loss or other Disposition and (z) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party, (d) amounts immediately payable and actually paid to a Person that is not an Affiliate of any Loan Party, (e) amounts that are received by any Loan Party as reimbursement for any cash payment previously made by such Loan Party.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses but excluding any fees, commissions or discounts paid to any Affiliate of a Loan Party) from the (i) issuance of Equity Interests of or incurrence of Indebtedness by any Loan Party or any Subsidiary and (ii) capital contributions made by a holder of Equity Interests of the Company (in the case of a Foreign Subsidiary, net of any Taxes or Permitted Tax Distributions reasonably estimated to be actually payable in cash by any Loan Party or Subsidiary as of the result of such proceeds being, in the most tax efficient manner (as determined by the Borrower in good faith based upon its knowledge, belief and expectations at such time) otherwise legally permissible and commercially reasonable, either actually (a) distributed as a dividend or (b) loaned to any Loan Party or Subsidiary), in each case, as determined by the Borrower and certified as accurate by a Responsible Officer of the Company to the Administrative

Agent in good faith after taking into account any losses of the Parent, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations).

“Newco” has the meaning specified in the introductory paragraph hereto.

“NFA” means the National Futures Association or any other regulatory body that succeeds to the functions of the National Futures Association.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, in a form reasonably acceptable to the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing as of the Closing Date or thereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.  Notwithstanding the foregoing, Organization Documents shall include, to the extent applicable, any shareholders or similar agreement.

“Original Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Original Security Agreement” has the meaning specified in the preliminary statements hereto.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means FXCM Inc., a Delaware corporation.

“Parent Warrants” means any call options relating to the Parent’s common stock (regardless of whether settled in the Parent’s common stock, cash (in an amount based on share value at the time of settlement, calculated in accordance with the applicable documents) or a combination thereof) sold by the Parent.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company, Newco or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Company Tax Distribution” means tax distributions made by the Company to the Parent and the other holders of Equity Interests in the Company in an amount consistent with past practice and not to exceed the tax distribution amounts required to be paid in cash pursuant to Section 4.4 of the Third Amended and Restated Limited Liability Company Agreement of the Company as in effect on the Closing Date without giving effect to any amendments thereto after the Closing Date; provided, however, that the payments required under the Tax Receivable Agreement shall not be taken into account for purposes of calculating the Permitted Company Tax Distribution. Notwithstanding anything to the contrary in the Agreement, (a) “Permitted Company Tax Distributions” shall include (i) distributions to Parent to fund amounts required to be paid in cash under the Tax Receivable Agreement in February 2015 with respect to the Parent's 2013 taxable year, in an amount not to exceed $5,500,000, and (ii) other distributions to Parent to fund amounts required to be paid in cash under the Tax Receivable Agreement from time to time, to the extent consented to in writing by the Required Lenders, (b) any reference to the netting of Taxes, Permitted Tax Distributions and/or any other tax distributions in the definitions of Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts or for purposes of any other provision of this Agreement shall only permit netting of any payments required under the Tax Receivable Agreement to the extent such amounts would constitute a Permitted Company Tax Distribution pursuant to clause (a) of this definition, and (c) the calculation of Permitted Company Tax Distribution shall take into account any losses of the Parent, any Loan Party or Subsidiary previously incurred and carried forward subject to applicable tax Law limitations.

“Permitted Foreign Subsidiary” has the meaning specified in Section 6.12.

“Permitted Investors” means (a) those Persons set forth on Schedule 1.01(b), (b) with respect to each Person set forth on Schedule 1.01(b) that is not a natural person, such Person’s successors arising solely as a result of the distribution of the assets of such Person to the holders of its Equity Interests in connection with a voluntary or involuntary dissolution of such Person and (c) with respect to each such Person set forth on Schedule 1.01(b) that is a natural person, his or her spouse and lineal descendants (whether natural or adopted) and any trust established for the benefit of any such individuals.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to Section 7.01.

“Permitted Newco Tax Distribution” means Tax Distributions (as defined in the Letter Agreement) made by Newco to each Holder (as defined in the Letter Agreement) pursuant to Section 8 of the Letter Agreement.

“Permitted Tax Distribution” means any Permitted Company Tax Distribution and/or Permitted Newco Tax Distribution.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company, Newco or any ERISA Affiliate or any such Plan to which the Company, Newco or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Subsidiary” means any Subsidiary to the extent that, and for so long as, it is registered as a FCM, RFED or other regulated entity pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.) or the equivalent under any foreign securities Law. The Regulated Subsidiaries as of the Closing Date are identified on Schedule 1.01(a). In no event shall Newco constitute a Regulated Subsidiary for purposes of the Loan Documents.

“Regulatory Event” means (i) any violation by the Company or any Regulated Subsidiary of any “adjusted net capital” requirements, other capital requirements or any margin requirements, in each case, applicable to the Company or such Regulated Subsidiary pursuant to applicable Law, (ii) any violation of any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Regulated Subsidiary or its property is subject and (iii) any Regulated Subsidiary not being able to continue its operations in the ordinary course of business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination Lenders having more than 50% of the Loans then outstanding.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party or any direct or indirect member thereof that governs the management of such Loan Party pursuant to the Organization Documents of such Loan Party; provided that solely for purposes of the delivery of certificates pursuant to Section 4.01(b), the

Responsible Officers of a Loan Party shall include the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the first date all the conditions precedent in Section 4.03 are satisfied or waived in accordance with Section 10.01(which day shall be a Business Day).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Subsidiary Loan Party or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Subsidiary Loan Party or any other Subsidiary’s stockholders, partners or members (or the equivalent Person thereof).

“RFED” means a Person that is registered as a “retail foreign exchange dealer” pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank; provided that for a Cash Management Agreement to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a written notice thereof to the Administrative Agent prior to such date of determination.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank; provided that for a Swap Contract to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a written notice thereof to the Administrative Agent prior to such date of determination.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Original Security Agreement, as amended and restated pursuant to that certain Amended and Restated Security and Guaranty Agreement, entered into on the Restatement

Effective Date by the Company, Newco, certain Subsidiaries identified on the signature pages thereto and each additional Person that becomes a “Debtor” thereunder, in favor of the Administrative Agent, for the benefit of the Secured Parties, together with each other security agreement or security supplement or joinder thereto delivered pursuant to Section 6.12.

“SFC” means the Securities and Futures Commission of Hong Kong.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified or the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Loan Party” means each Loan Party other than the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a)

for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Currency Event” means the Swiss National Bank’s announcement on January 15, 2015 that it would no longer hold the Swiss franc at a fixed exchange rate with the euro.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of December 1, 2010, by and among the Parent, the Company and the TRA Parties (as defined therein) from time to time party thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 6.01(c) or Section 6.01(d), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 6.01(d), “Test Period” means the period of four consecutive fiscal quarters most recently ended for which the consolidated financial statements of the Company are available.

“Threshold Amount” means $15,000,000.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Regulated Entities” means, individually or collectively as the context may indicate, each of Forex Capital Markets Limited, a Person organized under the laws of England and Wales, FXCM Securities Limited, a Person organized under the laws of England and Wales, and ODL Group Limited, a Person organized under the laws of England and Wales.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements of the Parent, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and Convertible Notes shall be treated as Indebtedness hereunder, after giving effect to the impact (if any), whether positive or negative, of any Derivative Linked to Parent Common Stock.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the Fixed Charge Coverage Ratio shall be made on a pro forma basis, including, without limitation, (i) with respect to any acquisition by Newco or any of its Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available is equal to or greater than 5% of the Consolidated EBITDA of Newco and its Subsidiaries for such period (with such acquisition being deemed to have occurred as of the first day of such period) and (ii) with respect to any Disposition by Newco or its Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available was equal to or exceeded 5% of the Consolidated EBITDA of Newco and its Subsidiaries for such period (including, with respect to this clause (ii), to the extent applicable, a pro forma reduction to the deemed historical Consolidated EBITDA set forth in the last sentence of the definition thereof) (with such Disposition being deemed to have occurred as of the first day of such period).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Effect of Restatement; No Novation. On the Restatement Effective Date, the Original Credit Agreement will be amended and restated as set forth in this Agreement. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under and as defined in the Original Credit Agreement or under the other Loan Documents as in effect prior to the Restatement Effective Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (c) the Guaranty is in all respects continuing and remain in full force and effect with respect to all Obligations, (d) the Liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (e) all references in the other Loan Documents to the “Credit Agreement” or other reference originally applicable to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

ARTICLE II.
LOANS; ETC.

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower on the Closing Date, in an aggregate amount not to exceed the amount of such Lender’s Commitment. Borrower may make only one borrowing under the Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

2.02 Borrowing Mechanics.

(a) Borrower shall deliver to the Administrative Agent a fully executed Committed Loan Notice no later than the Closing Date.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03 Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to any date of prepayment; and (2) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

2.04 Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.10(b)(ii):

(a) Prepayments From Net Asset Sale Proceeds. No later than three (3) Business Days following the receipt by any Loan Party or any Subsidiary of any Net Asset Sale Proceeds in respect of any Disposition (other than (x) Dispositions of the type described in clause (i) or (ii) the definition of Net Extraordinary Receipts, or (y) Dispositions pursuant to Section 7.05(d)), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the foregoing, (i) if the aggregate amount required to be paid on any date pursuant to this Section 2.04(a) is less than $,500,000, and so long as no Default exists, the Borrower may defer any payments required pursuant to this Section 2.04(a) until the first date on which the aggregate Net Asset Sale Proceeds from all Dispositions required to be applied pursuant to this Section 2.04(a) since the last payment made pursuant to this Section 2.04(a) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied) and (ii) if the aggregate Net Asset Sale Proceeds received in respect of any Disposition (or series of related Dispositions) that is subject to this Section 2.04(a) does not exceed $100,000, such Net Asset Sale Proceeds received in respect of such Dispositions (or series of related Dispositions) shall be deemed to be $0 for purposes of this Section 2.04(a).

(b) Prepayments from Net Extraordinary Receipts. No later than three (3) Business Days following the date of receipt by Administrative Agent or by any Loan Party or any Subsidiary of any Net Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to the amount of such Net Extraordinary Receipts; provided that, so long as no Default exists, to the extent applicable, the Borrower shall have the option upon notice to the Administrative Agent prior to the time such prepayment is required, to apply any such Net Extraordinary Receipts, directly or through one or more of its Subsidiaries, to any repair, rebuilding, restoration or replacement of the assets in respect of which such proceeds were received, to the extent being diligently pursued by the Borrower and/or any applicable Subsidiary; provided, further, that any such Net Extraordinary Receipts not so applied by the earlier of (x) 180 days after receipt thereof and (y) such time when the Borrower and/or applicable Subsidiary ceases to diligently pursue such repair, rebuilding, restoration or replacement shall be promptly applied to prepay the Loans.  Notwithstanding the foregoing, (i) if the aggregate amount required to be paid on any date pursuant to this Section 2.04(b) is less than $500,000, and so long as no Default exists, the Borrower may defer any payments required pursuant to this Section 2.04(b) until the first date on which the aggregate Net Extraordinary Receipts required to be applied pursuant to this Section 2.04(b) since the last payment made pursuant to this Section 2.04(b) equals or exceeds $500,000 (at which time all theretofore unapplied amounts shall be required to be applied) and (ii) if the aggregate Net Extraordinary Receipts received in respect of any event or transaction (or series of related events or transactions) does not exceed $100,000, such Net Extraordinary Receipts received in respect of such event or transaction (or series of related events or transactions) shall be deemed to be $0 for purposes of this Section 2.04(b).

(c) Prepayments Due to Issuance of Equity Interests. No later than the first Business Day following the receipt of the Net Securities Proceeds from the issuance of any Equity Interests of any Loan Party or any Subsidiary after the Closing Date (excluding issuances of Equity Interests of (i) Newco to the Company, (ii) a Guarantor to another Loan Party or (iii) a Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary (or, to the extent such Subsidiary is not wholly-owned, ratably to the holders of its Equity Interests)) the Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.  For purposes of the foregoing, any contribution of capital in respect of Equity Interests of a Person shall be deemed to be an Issuance of Equity Interests of such Person.

(d) Prepayments Due to Issuance of Indebtedness. No later than the first Business Day following the receipt of the Net Securities Proceeds from the issuance of any Indebtedness of any Loan Party or any Subsidiary after the Closing Date, other than Indebtedness permitted pursuant to Section 7.03, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(e) Prepayments Due to Monthly Gross Receipts. The Borrower shall prepay the Loans as and when required pursuant to Section 6.17.

(f) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to this Section 2.04, the Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Securities Proceeds, Net Extraordinary Receipts, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating the derivation of the additional amount resulting in such excess.

(g) Notwithstanding any other provisions in this Section 2.04 to the contrary:

(i) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.04(a), (b) or (e) above to the extent that any amount constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, are received by any Foreign Subsidiary or Regulated Subsidiary for so long as and to the extent that the repatriation or distribution to the Borrower of such amount would be prohibited under any applicable requirement of Law, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary or Regulated Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary or Regulated Subsidiary, as applicable, to promptly take all commercially reasonable actions required by applicable requirements of Law or other impediment to permit such repatriation or distribution); it being understood that if the repatriation or distribution of the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, is permitted under the applicable requirement of Law and, to the extent applicable, would no longer result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds or Net Extraordinary Receipts, as applicable, the relevant Foreign Subsidiary or Regulated Subsidiary will promptly repatriate and/or distribute the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, and the repatriated and/or distributed Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation or distribution) applied to the repayment of the Loans pursuant to this Section 2.04 to the extent required herein;

(ii) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.04(a), (b) or (e) above to the extent that any amount constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, are received by any joint venture permitted by Section 7.02, in each case, for so long as the distribution to the Borrower or a wholly-owned Subsidiary of such amount of Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, would be prohibited pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business that are applicable to such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, the relevant joint venture will promptly distribute the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, and the Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Loans pursuant to this Section 2.04 to the extent required herein; and

(iii) if the Borrower determines in good faith that the distribution or dividend to the Borrower of any amounts constituting Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts required to mandatorily prepay the Loans pursuant to Section 2.04(a), (b) or (e) above would result in a Regulatory Event (the amount thereof that would cause such Regulatory Event to occur if so distributed, a “Restricted Amount”), then the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.04(a), (b) or (e) above, as applicable, shall be reduced by the Restricted Amount; provided that, to the extent that the distribution or dividend of the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts from the relevant Regulated Subsidiary would no longer result in a Regulatory Event within the 365-day period following the end of the applicable month or the event giving rise to the relevant Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as the case may be, an amount equal to the Net Asset Sale Proceeds, Net Extraordinary Receipts or Monthly Gross Receipts, as applicable and to the extent available, not previously applied pursuant to this proviso to Section 2.04(g)(iii), shall be promptly applied to the repayment of the Loans pursuant to Section 2.04 as otherwise required above.

2.05 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate in effect from time to time.

(b) (i)           While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations (including past due interest) hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. The Borrower shall pay to the Administrative Agent and the Lenders, as applicable, for their own respective accounts, fees in the amounts and at the times specified pursuant to the Fee Letter and any other written agreement from time to time between the Borrower and such Persons. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the Applicable Rate then in effect. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Sections 4.01 and 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any  Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted by the Administrative Agent in accordance with such Laws as determined by the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e) below (unless the Administrative Agent has knowledge or has reason to know that such information and documentation is incorrect).

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e) below (unless the Administrative Agent has knowledge or has reason to know that such information and documentation is incorrect), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of Section 3.01(a) or 3.01(b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 3.01(c)(ii). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of Section 3.01(a) or 3.01(b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes incurred by or asserted against the Borrower or the Administrative Agent by any Governmental

Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to Section 3.01(e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under Section 3.01(c)(ii). The agreements in this Section 3.01(c)(ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A) and (ii)(B) and Section 3.01(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

a) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

b) executed originals of Internal Revenue Service Form W-8ECI,

c) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E,

e) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.02 [Reserved].

3.03 [Reserved].

3.04 Increased Costs; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes payable by such Lender and (C) Connection Income Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts, and calculations thereof, necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or 3.04(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Company’s and Newco’s obligations under this Article III shall be joint and several and shall survive termination of the Aggregate Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, resignation and/or replacement of the Administrative Agent, and any assignment of the rights by, or the replacement of, a Lender.

ARTICLE IV.
CONDITIONS PRECEDENT TO EFFECTIVENESS

4.01 Conditions to Closing Date. The effectiveness of the Original Credit Agreement, and the obligation of each Lender to fund Loans on the Closing Date, was subject to satisfaction of the following conditions precedent on or before the Closing Date, except to the extent any such condition was expressly waived pursuant to Section 6.16 below:

(a) Documentation. Receipt by the Administrative Agent of executed counterparts of the Original Credit Agreement, the Guaranty, the Original Security Agreement, Notes in favor of each Lender requesting a Note, any other applicable Loan Documents, the Assignment Agreement and the Letter Agreement, each of which shall be (i) originals or telecopies (followed promptly by originals) unless otherwise specified, (ii) properly executed by a Responsible Officer of the signing Loan Party, dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date reasonably satisfactory to the Administrative Agent) and (iii) in form and substance satisfactory to the Administrative Agent and each of the Lenders;

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of certificates from a Responsible Officer of each Loan Party (each of which shall be originals or telecopies (followed promptly by originals), in form and substance satisfactory to the Administrative Agent) certifying (i) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Original Credit Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (ii) that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (including all amendments thereto), which in the case of the certificate or articles of incorporation or organization (as the case may be) shall be certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation, (B) resolutions duly adopted by the board of directors or board of managers (or appropriate governing body) of such Loan Party authorizing the transactions contemplated under the Original Credit Agreement and the execution, delivery and performance of the Original Credit Agreement and the other Loan Documents to which it is a party or is to be a party and (C) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in such Loan Party’s jurisdiction of incorporation or formation, certified as of a recent date by the appropriate Governmental Authority in such Loan Party’s jurisdiction of incorporation or formation;

(c) Officer’s Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of each Loan Party, in form and substance satisfactory to the Administrative Agent and each of the Lenders (i) certifying that no consents, licenses and approvals are required but have not been obtained in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents, and certifying that any and all such required consents, licenses and approvals are in full force and effect, (ii) certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) there has been no event or circumstance since December 31, 2013 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d) Legal Opinions. Receipt by the Administrative Agent of favorable opinions of counsel to the Loan Parties (which shall provide for all assignees of the Administrative Agent and each Lender to rely on such opinion after the Closing Date), addressed to and in form and substance satisfactory to the Administrative Agent and each of the Lenders, as to certain matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(e) Collateral. The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to it:

(i) Lien Searches. The results of searches for Liens against the Loan Parties under the UCC as in effect in each jurisdiction in which filings or recordations under the UCC would need to be made to evidence or perfect security interests in the Collateral, indicating among other things that the Collateral is free and clear of any Lien (except for Liens permitted under the Loan Documents);

(ii) Filings and Recordings. All financing statements, in proper form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Original Security Agreement, covering the Collateral described in the Original Security Agreement and other filings and recordations that are necessary to perfect the security interests of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral together with evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations, such security interests constitute valid and perfected first priority Liens thereon (subject only to Permitted Liens);

(iii) Pledged Collateral. Each original stock certificate or other original certificate evidencing the Equity Interests pledged pursuant to the Collateral Documents, together with original, undated stock powers for such certificates duly executed in blank by the registered owner thereof; and

(iv) Other Actions. Evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Original Security Agreement have been taken, including the payment of all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents;

(f) Insurance. The Administrative Agent shall have received (in form and substance reasonably satisfactory to it) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(g) Monthly Gross Receipts Projection. The Administrative Agent shall have received (in form and substance satisfactory to it) a Monthly Gross Receipts Projection with respect to the month of January, 2015;

(h) Fees and Expenses. The Borrower shall have paid:

(i) to the Lenders all fees required to be paid to them on or before the Closing Date; and

(ii) all other fees, costs and expenses required to be paid by the Borrower on or before the Closing Date, including all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent;

(i) Patriot Act. All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested by any Lender;

(j) Payoff Letter. The Administrative Agent shall have received a customary payoff letter, in form and substance satisfactory to the Administrative Agent, confirming the payoff of all obligations under the Company’s existing Credit Agreement dated December 19, 2011, among the Company, Bank of America, N.A., as Administrative Agent and as a Lender, and the other parties thereto (the “Existing Credit Agreement”), which payoff letter shall confirm the release of all Liens securing such facility; and

(k) Other Documents. Copies of all other documents, opinions, certificates and instruments in connection with the transactions contemplated by the Original Credit Agreement, all of which shall be in form and substance satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed the Original Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to Borrowing. The obligation of each Lender to honor any Committed Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such borrowing with the same effect as if made on and as of such date (except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and (ii) for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), (c) and (d), respectively).

(b) No Default shall exist, or would result from such proposed borrowing of Loans or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable borrowing.

4.03 Conditions to Restatement Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Documentation. Receipt by the Administrative Agent of executed counterparts of (x) this Agreement, (y) an amendment and restatement of the Original Security Agreement and (z) the Letter Agreement, each of which shall be (i) originals or telecopies (followed promptly by originals) unless otherwise specified, (ii) properly executed by a Responsible Officer of the signing Loan Party, dated as of the Closing Date and (iii) in form and substance satisfactory to the Administrative Agent and each of the Lenders;

(b) Legal Opinions. Subject to Section 6.16, receipt by the Administrative Agent of favorable opinions of counsel to the Loan Parties (which shall provide for all assignees of the Administrative Agent and each Lender to rely on such opinion after the Closing Date), addressed to and in form and substance satisfactory to the Administrative Agent and each of the Lenders, as to (i) due authorization by the Loan Parties of the Original Credit Agreement, the Original Security Agreement and certain other documents delivered pursuant to Section 4.01(a) and other matters concerning the Loan Parties and such documents as the Administrative Agent may reasonably request and (ii) due authorization by the Loan Parties of this Agreement, the Security Agreement and certain other documents delivered pursuant to Section 4.03(a) and other matters concerning the Loan Parties and such documents as the Administrative Agent may reasonably request;

(c) Representations and Warranties. The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Restatement Effective Date with the same effect as if made on and as of such date (except that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date);

(d) Absence of a Default. No Default shall exist as of the Restatement Effective Date or after giving effect to this Agreement; and

(e) Officer’s Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company and Newco, in form and substance satisfactory to the Administrative Agent and each of the Lenders (i) certifying that no consents, licenses and approvals are required but have not been obtained in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of this Agreement and the other Loan Documents, and certifying that any and all such required consents, licenses and approvals are in full force and effect, and (ii) certifying that the conditions specified in Sections 4.03(c) and (d) have been satisfied.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loan to be made hereby, each of the Company and Newco represents and warrants, on behalf of itself and its Subsidiaries, to the Administrative Agent and the Lenders that the following statements are true and correct:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing (or the equivalent) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own, operate or lease its assets and carry on its business as conducted on the Closing Date and as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents, the Letter Agreement and the Assignment Agreement, in each case, to which it is a party and carry out the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing (or the equivalent) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license or status; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document, the Letter Agreement and the Assignment Agreement, in each case, to which such Person is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate or other organizational action and approvals (including, as applicable, requisite shareholder, member or partner action) (which approvals remain in full force and effect), and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of or constitute a default under (with due notice or lapse of time or both), or result in the creation or imposition of any Lien under or pursuant to, or require any payment to be made under or pursuant to (other than repayment of the Existing Credit Agreement as contemplated by Section 4.01(j)) (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document, the Letter Agreement or the Assignment Agreement, in each case, to which it is a party, (b) subject to Section 6.16, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) subject to Section 6.16, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) other than the UCC financing statements required pursuant to Section 4.01 or Section 6.12, as applicable, in each case, except as has been obtained or made on or prior to the Closing Date and which remains in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, the Letter Agreement and the Assignment Agreement, in each case, when delivered pursuant hereto, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document, the Letter Agreement and the Assignment Agreement when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements of the Parent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Interim Financial Statements of the Parent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) The Audited Financial Statements of the Company (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(d) The Interim Financial Statements of the Company (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(e) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) Any forecasted statements of income or operations of the Parent, the Company and/or any of their respective Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, as applicable, or otherwise delivered to the Administrative Agent in writing (whether prior to the Closing Date or thereafter) in connection with the transactions contemplated hereby were prepared in good faith on the basis of the assumptions and estimates stated therein, which assumptions and estimates (i) were (or will be) reasonable in light of the conditions existing at the time of delivery of such forecasts, and (ii) represented (or will represent), at the time of delivery, the Parent’s and/or the Company’s, as applicable, best estimate of its future financial condition and performance.

(g) As of the Closing Date, none of Parent, any Loan Party or any Subsidiary has any liability (contingent or otherwise) for Taxes, long term lease or unusual forward, indebtedness or long term commitment that is not reflected in the financial statements of the Parent or Company that were included in the most recent Form 10-K and Form 10-Q filed by the Parent with the SEC prior to the Closing Date or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of (i) any Loan Party or (ii) the Parent and its Subsidiaries, taken as a whole.

5.06 Litigation. There are no Adverse Proceedings that (a) purport to affect or pertain to any Loan Document, the Letter Agreement or the Assignment Agreement or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. After giving effect to the repayment of the Existing Credit Agreement as contemplated by Section 4.01(j), neither any Loan Party nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property) in all property necessary or used in the ordinary conduct of its business, except for immaterial defects in title, Permitted Liens and Dispositions permitted by Article VII. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates and in accordance with any applicable requirements of the Collateral Documents.

5.10 Taxes. Each Loan Party and its Subsidiaries have timely filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no material proposed tax assessment against any Loan Party or any Subsidiary, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than those listed on Schedule 5.10.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income Tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and none of the Company, Newco or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company, Newco and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Company, Newco or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Company, Newco or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Company, Newco or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) None of the Company, Newco or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.11 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.12 Subsidiaries; Equity Interests.

(a) No Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12(a) (including the legal name, jurisdiction of incorporation or formation, as applicable, principal place of business and U.S. taxpayer identification number of each Loan Party), and all of the outstanding Equity Interests in each Loan Party and such other Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on Schedule 5.12(a) free and clear of all Liens other than Liens pursuant to the Collateral Documents and non-consensual Permitted Liens. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed (including the percentage ownership interest of any such equity investment in such corporation or entity) in Schedule 5.12(a). Except as disclosed in the Parent’s publicly available filings with the SEC, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Parent or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Parent or any of its Subsidiaries of any additional membership interests or other Equity Interests of Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Parent or any of its Subsidiaries.  As of the Closing Date, to the knowledge of each Loan Party, no Foreign Subsidiary is a Permitted Foreign Subsidiary except as set forth on Schedule 5.12(b).

(b) Neither Online Courses, LLC nor FX EDU, LLC owns any material assets or engages in any material business operations, other than business operations required to comply with Section 6.05(d) and other activities reasonably related or incidental thereto. As of the Restatement Effective Date, neither Online Courses, LLC nor FX EDU, LLC has assets with an aggregate fair market value that exceeds $100,000.

5.13 Federal Regulations; Investment Company Act.

(a) Each Loan Parties is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Loans, not more than 25% of the value of the assets (either of the Company only, of Newco only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Company and/or Newco, on one hand, and any Lender and/or any Affiliate of any Lender, on the other hand, relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.  No portion of the proceeds of the Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, the Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the FRB or any other regulation thereof or to violate the Securities Exchange Act of 1934.

(b) Each Regulated Subsidiary (i) is a member in good standing of the NFA and/or the equivalent foreign self-regulatory body, (ii) if a Domestic Subsidiary, is duly registered as an FCM or RFED with the CFTC, and in each state where the conduct of its business requires such registration and (ii) if a Foreign Subsidiary, is duly registered as the equivalent of an FCM or RFED with the equivalent foreign regulatory body, in each case where the conduct of its business requires such registration.

(c) No Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as or subject to regulation as an “investment company” under the Investment Company Act of 1940. None of the Loan Parties is subject to any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of the Loan Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.14 Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other facts, conditions or matters known to any Loan Party (or which should upon the reasonable exercise of diligence be known) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.14, any and all information and materials (i) publicly filed by the Parent with the SEC on or prior to the Closing Date, (ii) deemed delivered pursuant to the penultimate paragraph of Section 6.02 or (iii) publicly filed by the Parent with the SEC pertaining to the matters described in Section 5.05(g), the last sentence of Section 5.12 or Section 7.03(b), in each case, shall be deemed to be disclosed to the Administrative Agent and the Lenders. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any of its advisors, counsel and other representatives to the Administrative Agent or any Lender (or their respective agents, advisors, counsel and other representatives) in connection with the transactions contemplated hereby and the negotiation of the Loan Documents, the Letter Agreement or the Assignment Agreement or delivered under any Loan Document, the Letter Agreement or the Assignment Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Company and Newco represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws (including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.)) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency. The Company and its Subsidiaries, on a consolidated basis, are Solvent.

5.17 Collateral Documents. The provisions of the Collateral Documents are effective to create a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties. Subject to Section 6.16, except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.18 Employee Matters. Neither any Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries, or to the best knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board (or comparable foreign Governmental Authority) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or to the best knowledge of any Loan Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Loan Party or any of its Subsidiaries, and (c) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and, to the best knowledge of any Loan Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.19 OFAC, Anti-Corruption, Etc. Neither any of the Loan Parties, nor any of its Subsidiaries, nor, to the knowledge of each Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. Each Loan Party and its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.20 Assignment Agreement and Letter Agreement Representations. Each of the representations and warranties of the Parent, the Company and Newco, as applicable, in the Assignment Agreement and the Letter Agreement are true and correct and are hereby incorporated by reference mutatis mutandis as if fully set forth herein and made by the Company and Newco to the Administrative Agent and the Lenders.

5.21 Certain Documents. The Company and its Subsidiaries have delivered to Administrative Agent complete and correct copies of (a) the Assignment Agreement, the Letter Agreement, any Derivatives Linked to Parent Common Stock, the Convertible Notes, the Convertible Notes Hedges, the Convertible Notes Documents, the Parent Warrants, the Convertible Mirror Notes, the Convertible Mirror

Notes Documents, the Convertible Mirror Notes Hedges, the Company Warrants and the Tax Receivable Agreement and of exhibits and schedules to the foregoing and (b) copies of any material amendment, restatement, supplement or other modification to or waiver or termination of each of the foregoing.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied, the each Loan Party shall and shall cause each Subsidiary to (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03, which shall be with respect to the Borrower):

6.01 Financial Statements. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending December 31, 2014, a consolidated statement of financial condition of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive income, stockholders’/members’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending March 31, 2015, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2014, a consolidated statement of financial condition of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive income, stockholders’/members’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(d) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2015, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(e) as soon as available, but in any event within 60 days after the end of the prior fiscal year of the Company, an annual forecast prepared by management of the Company, in form satisfactory to the Administrative Agent and the Required Lenders, of certain elements of the statements of income or operations of the Parent and its Subsidiaries substantially similar in form to the forecasts provided under the Existing Credit Agreement; and

(f) as soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month ending January 31, 2015, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month and for the portion of the Company’s fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) (x) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (d) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2014) and Section 6.01(c) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2014), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company and Newco (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), (ii) a copy of the Form 1-FR-FCM (or any successor form serving the same or substantially similar function), duly completed by FXCM Capital Markets, required to have been filed with the CFTC for the fiscal period covered by such financial statements (without giving effect to any extension permitted by the CFTC) and (iii) a copy of the Form FSA003-Capital Adequacy (or any successor form serving the same or substantially similar function), duly completed by each UK Regulated Entity, required to have been filed with the FCA for the fiscal period covered by such financial statements (without giving effect to any extension permitted by the FCA), it being understood that such form is only required to be delivered with respect to ODL Group Limited when and to the extent required by applicable regulations and (y) as soon as available, but in any event within five Business Days after the date required to be delivered to or filed with the CFTC or FCA, as applicable, copies (certified as being true and complete by the chief executive officer, chief financial officer, treasurer or controller of the Company and Newco, which may be by electronic communication, including fax or email, unless the Administrative Agent requests otherwise, at the time of and in connection with delivery of such copies) of (i) any Form 1-FR-FCM (or any successor form serving the same or substantially similar function), duly completed by FXCM Capital Markets, filed with the CFTC and (ii) any Form FSA003-Capital Adequacy (or any successor form serving the same or substantially similar function), duly completed by each applicable UK Regulated Entity, filed with the FCA, it being understood that such form is only required to be delivered with respect to ODL Group Limited when and to the extent required by applicable regulations;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent or any Loan Party by independent accountants in connection with the accounts or books of the Parent or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent or the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Parent or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by the Parent, any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC, CFTC or NFA (or comparable agency in any applicable non-U.S. jurisdiction) concerning any Adverse Proceeding or investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent, any Loan Party or any Subsidiary thereof; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent may make available to the Lenders information provided by or on behalf of any Loan Party hereunder (the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any Adverse Proceeding or other dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority or material development in the foregoing; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; (iv) any Change in Law (including, without limitation, any change in or implementation or imposition of any regulation applicable to the business of any Loan Party or any of its Subsidiaries); or (v) any other matter, in any such case, that (x) has resulted or could reasonably be expected to result in a Material Adverse Effect or (y) individually or in the aggregate, could reasonably be expected to give rise to liabilities in excess of the Threshold Amount owed by any Loan Party;

(c) of the occurrence of any ERISA Event;

(d) any liability (contingent or otherwise) for long term lease or unusual forward, indebtedness or long term commitment that is not reflected in the financial statements of the Parent or the Company that were included in the most recent Form 10-K and Form 10-Q filed by the Parent with the SEC prior to the Closing Date or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of (i) any Loan Party or (ii) the Parent and its Subsidiaries, taken as a whole;

(e) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number; provided that each of the Company and Newco agrees not to effect or permit, and to cause their respective Subsidiaries not to effect or permit, any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(f) if any material portion of the Collateral is damaged or destroyed; and

(g) any breach, non-performance or other default by the Parent or any Loan Party under any Convertible Notes Document or any Convertible Mirror Notes Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company and Newco setting forth details of the occurrence referred to therein and stating what action the Company and/or its applicable Subsidiaries have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim) and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon any of its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate safeguards (including reserves being maintained in accordance with GAAP) have been put in place to ensure the satisfaction of any such Lien upon an adverse determination in such proceedings; and (c) all Indebtedness, as and when due and payable, but subject to the terms hereof and any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the equivalent) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material in the normal conduct of its business.

(c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(d) Cause the dissolution, winding-up or liquidation of each of Online Courses, LLC and FX EDU, LLC to be commenced as promptly as practicable after the Restatement Effective Date, and thereafter use commercially reasonable efforts to complete such dissolution, winding-up or liquidation as expeditiously as is reasonably practicable.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Subject to Section 6.16, with respect to any such insurance of any Loan Party, each policy of such insurance shall (i) name Administrative Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent as the loss payee thereunder and (iii) provide for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy (or 10 days in the case of non-payment) (or such shorter notice period obtained by the Loan Parties to the extent the foregoing is not provided after the Loan Parties’ use of commercially reasonable efforts).

6.08 Compliance with Laws.

(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and

(b) Cause each Regulated Subsidiary to comply in all material respects with all rules and regulations of the SEC, the CFTC, the NFA and any equivalent or applicable U.S. or foreign regulatory body, in each case, applicable to it (including such rules and regulations dealing with net capital requirements).

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit the Administrative Agent and each Lender (and representatives and independent contractors thereof) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and without undue interruption to the Borrower’s business operations; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Loans for working capital and other general corporate purposes (including capital management activities) not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee and Give Security.

(a) Subject to the proviso set forth below and subject to Section 6.16, promptly after (x) any Person becomes a direct or indirect Subsidiary of the Company (whether by formation, acquisition or otherwise), (y) any Subsidiary that was a Regulated Subsidiary ceases to constitute a Regulated Subsidiary (whether as a result of a change in applicable Law or otherwise), or (z) any Loan Party has knowledge that the entering into of the Guaranty by any Foreign Subsidiary or any Foreign-Controlled Domestic Subsidiary would no longer have adverse tax consequences for any Loan Party or result in a violation of applicable Laws (any such Foreign Subsidiary or Foreign-Controlled Domestic Subsidiary, a “Permitted Foreign Subsidiary”), then in any such case notify the Administrative Agent thereof in writing (including the legal name and jurisdiction of formation of such Subsidiary) and in each case within 30 days thereafter (unless extended by the Administrative Agent in its reasonable discretion) and at the Borrower’s sole cost and expense:

(i) to the extent such Subsidiary is a wholly-owned Domestic Subsidiary and is not a Regulated Subsidiary or a Foreign-Controlled Domestic Subsidiary, cause such Domestic Subsidiary and each direct parent of such Domestic Subsidiary (if it has not already done so) (A) to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, a guaranty supplement, joinder or such other document as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to duly execute and deliver to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent) to grant a Lien on substantially all of its assets to secure the Obligations; (C) to deliver to the Administrative Agent items and instruments reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings and entries on the books of such Domestic Subsidiary and/or each Person pledged by such Domestic Subsidiary), securing payment of all Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents; and (D) to the extent not previously delivered, to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent;

(ii) without duplication of Section 6.12(a)(i) above, to the extent such Subsidiary is a First-Tier Foreign Subsidiary or a Domestic Subsidiary (other than a Foreign-Controlled Domestic Subsidiary) that is a Regulated Subsidiary, cause each direct parent of such Subsidiary (if it has not already done so) (A) to become a party to the Security Agreement (or reflect the pledge of such Subsidiary under the Security Agreement) by executing and delivering to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to deliver to the Administrative Agent those items and instruments of the type reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings and entries on the books of such Subsidiary), securing payment of all Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and (C) to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent;

(iii) to the extent such Subsidiary is a Permitted Foreign Subsidiary and is not a Regulated Subsidiary, cause such Permitted Foreign Subsidiary (A) to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, a guaranty supplement, joinder or such other document as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent); (B) to duly execute and deliver to the Administrative Agent a counterpart, supplement or joinder to the Security Agreement and such other Collateral Documents as the Administrative Agent shall deem appropriate for such purpose (in form and substance satisfactory to the Administrative Agent) and grant a Lien on substantially all of its assets to secure the Obligations; (C) to deliver to the Administrative Agent those items and instruments of the type reasonably requested by the Administrative Agent (including original certificates evidencing Equity Interests, transfer powers, UCC filings or similar filings, and entries on the books of the issuer or Guarantor), securing payment of all Obligations of such Permitted Foreign Subsidiary under the Loan Documents; and (D) to the extent not previously delivered, to deliver documents of the types referred to in Section 4.01 or Section 6.16 to the Administrative Agent; and

(iv) upon the request of the Administrative Agent (in its sole discretion), deliver to the Administrative Agent a signed copy of a favorable opinion of counsel for the relevant Loan Parties, which shall be addressed to the Administrative Agent and the Lenders and be reasonably acceptable to the Administrative Agent as to the matters contained in clauses (a)(i), (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request;

provided that (x) the provisions of this Section 6.12(a) shall not apply if the Borrower and the Administrative Agent reasonably determine that the taking of the actions hereunder, in the case of a Foreign Subsidiary or a Foreign-Controlled Domestic Subsidiary, would have adverse tax consequences for any Loan Party or would result in a violation of applicable Laws, (y) no Loan Party shall be required to pledge any Equity Interests in a Subsidiary that is not a Loan Party (1) to the extent such Subsidiary to be pledged is a Regulated Subsidiary and such a pledge is prohibited by applicable Law, (2) to the extent such Subsidiary to be pledged is not a wholly-owned Subsidiary and the Organization Documents or any applicable shareholder or similar agreement either prohibits the pledge of the Subsidiary to be pledged or requires the consent of any Person (other than the Parent or any of its Affiliates) as a condition to the pledge of Equity Interests in the Subsidiary to be pledged and, after using commercially reasonable efforts (in the determination of the Administrative Agent), such Subsidiary is unable to obtain such consent (unless such prohibitions or restrictions are overridden by applicable provisions of the UCC) or (3) if, in the judgment of the Administrative Agent after request by the Borrower, the value of a pledge of the Equity Interests in such Subsidiary would be exceeded by the cost of obtaining such pledge and (z) no Loan Party shall be required to pledge more than 65% of the voting Equity Interests in a First-Tier Foreign Subsidiary to the extent pledging a greater percentage would have adverse tax consequences for any Loan Party.

(b) [Reserved].

(c) Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if the Borrower delivers a written notice to the Administrative Agent certifying in a manner reasonably satisfactory to the Administrative Agent that (i) a Guarantor has become a Regulated Subsidiary that is prohibited from being a Guarantor, and (ii) no Default or Event of Default shall have then occurred and be continuing, and the Administrative Agent confirms that it does not object to or dispute any of the facts or conclusions set forth therein, then such Guarantor shall be released from the Guaranty and (if applicable and required by applicable Law) from the Security Agreement, and the Administrative Agent shall, at the Borrower’s request and at the Borrower’s sole expense, promptly execute and file in the appropriate location and deliver to the

Borrower such termination and release statements or confirmation thereof, as applicable, return all original possessory collateral that was pledged by such Guarantor and held by the Administrative Agent for the benefit of the Secured Parties (if applicable and to the extent required), and do such other things as are reasonably necessary to release such Regulated Subsidiary as a Guarantor and (if applicable and to the extent required) as a “Debtor” under the Security Agreement, and to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release, and each of the Lenders hereby authorizes the Administrative Agent to take such actions upon the satisfaction of the provisions of this Section 6.12(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if the Borrower delivers a written notice to the Administrative Agent certifying in a manner reasonably satisfactory to the Administrative Agent that (i) a Foreign Subsidiary or a Foreign-Controlled Domestic Subsidiary that is a Guarantor can no longer continue to be a Guarantor without resulting in adverse tax consequences for any Loan Party or in a violation of applicable Laws, and (ii) no Default or Event of Default shall have then occurred and be continuing, and the Administrative Agent confirms that it does not object to or dispute any of the facts or conclusions set forth therein, then such Guarantor shall be released from the Guaranty and (if applicable and required by applicable Law) from the Security Agreement or similar Collateral Document to which it is a party, and the Administrative Agent shall, at the Borrower’s request and at the Borrower’s sole expense, promptly execute and file in the appropriate location and deliver to the Borrower such termination and release statements or confirmation thereof, as applicable, return all original possessory collateral pledged by such Guarantor and held by the Administrative Agent for the benefit of the Secured Parties (if applicable and to the extent required), and do such other things as are reasonably necessary to release such Foreign Subsidiary or Foreign-Controlled Domestic Subsidiary as a Guarantor and (if applicable and to the extent required) as a “Debtor” under the Security Agreement or any other Collateral Document, and to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release, and each of the Lenders hereby authorizes the Administrative Agent to take such actions upon the satisfaction of the provisions of this Section 6.12(d).

6.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, (A) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens intended to be covered by any of the Collateral Documents as of the Closing Date or thereafter, (B) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (C) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or intended to be granted as of the Closing Date or thereafter to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (D) to vest in Newco good and marketable title to the Specified Equity Interests (as such term is defined in the Assignment Agreement) (including execution and delivery of transfer powers, certificates, documents of title and other instruments of conveyance in connection therewith).

6.14 Consolidated Net Losses. In the event the Company and its Subsidiaries, on a consolidated basis, incur or suffer any net loss (including unrealized losses) either (x) on any single Business Day in an aggregate amount in excess of $5,000,000, or (y) during any period of three consecutive Business Days in an aggregate amount in excess of $10,000,000, then in either such case (and each time either such case occurs) (a) within two Business Days of the incurrence of any such loss, notify the Administrative Agent and each Lender thereof, and (b) within three Business Days of the incurrence of any such loss, directly hedge any position, contract, or activity of the Company or any of its Subsidiaries that gave rise to such loss with one or more offsetting Swap Contracts permitted under Article VII in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries.

6.15 Lender Meetings and Weekly Management Update Calls. The Company will, upon the request of Administrative Agent or Required Lenders, participate in a meeting with the Administrative Agent and Lenders to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and Administrative Agent, including by teleconference) at such time as may be agreed to by Company and Administrative Agent or requested by Required Lenders. The Company will, within three Business Days after the last Business Day of each week, conduct a weekly management update call with the Administrative Agent and the Company and their respective advisors regarding the business, operations, condition and outlook of the Parent and its Subsidiaries.

6.16 Post-Closing Matters. To the extent not satisfied (a) on the Closing Date and agreed to by the Administrative Agent to be provided on a post-closing basis, the requirements of Sections 4.01(a) (with respect to any Note and certain Collateral Documents), (b), (d), (e), (f), (g), (h), (j) and (k) shall be deemed waived as conditions precedent to the effectiveness of the Original Credit Agreement and (b) on the Restatement Effective Date and agreed to by the Administrative Agent to be provided on a post-closing basis, certain requirements of Sections 4.03(b)(ii) shall be deemed waived as conditions precedent to the effectiveness of this Agreement. However, the Borrower agrees to satisfy, or cause to be satisfied, all such requirements under Article IV as soon as practicable and in any event (i) except as specified in clause (ii) below, within 30 days after the Closing Date (or such later date as the Administrative Agent may specify, in its discretion, with respect to one or more of such items), and (ii) with respect to Sections 4.01(d) and 4.03(b), by Monday, January 26, 2015. To the extent not satisfied on the Closing Date, the Borrower agrees to satisfy, and cause to be satisfied, all requirements of Section 6.18 as soon as practicable and in any event within 45 days after the Closing Date (or such later date as the Administrative Agent may specify, in its discretion).

6.17 Monthly Gross Receipts Reporting and Prepayment. On the last Business Day of each calendar month, the Borrower shall (a) deliver to the Administrative Agent a Monthly Gross Receipts Certificate with respect to immediately preceding calendar month and a Monthly Gross Receipts Projections for the current month and (b) subject to Section 2.04(g), prepay the Loans in an aggregate amount equal to the Monthly Gross Receipts for the immediately preceding calendar month.

6.18 Cash Management. Subject to Section 6.16, maintain or cause to be maintained at all times a cash management system that is reasonably acceptable to the Administrative Agent and provide the Administrative Agent with information reasonably requested from time to relating thereto.

6.19 Non-Consolidation. Each Loan Party shall and shall cause each of its Subsidiaries to:  (a) other than with respect to any Subsidiary with no assets or operations, maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than such funds that may be commingled with each other in the ordinary course of their cash management system); and (c) provide that its Board of Directors (or similar governing body) will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification obligations not then due) hereunder shall remain unpaid or unsatisfied:

7.01 Liens. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned as of the Closing Date or thereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the nature of the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits not to exceed in the aggregate more than $10,000,000 unless consented to by the Administrative Agent to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets incurred in the ordinary course of business; provided that (i) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

provided that  in no event shall any Liens (other than Liens permitted under Section 7.01(a) and non-consensual Permitted Liens) attach to any assets that constitute, or are required to constitute, Pledged Equity (as defined in the Security Agreement) at such time, whether pursuant to the Security Agreement, Section 6.12 or otherwise.

7.02 Investments. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Investments, except:

(a) subject to the proviso to Section 7.03(f), Investments in Subsidiaries and other Investments held by any Loan Party and its Subsidiaries, in each case, existing as of the Closing Date and listed on Schedule 7.02;

(b) Investments held by any Loan Party or any Subsidiary in the form of Cash Equivalents;

(c) advances to officers, directors and employees of any Loan Party and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) subject to the proviso to Section 7.03(f), Investments in any Subsidiary; provided that any such Investment is in the ordinary course of business consistent with past practice unless such Investment is in a Subsidiary Loan Party;

(e) Investments (other than intercompany Investments) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f) Guarantees and Swap Contracts permitted by Section 7.03.

7.03 Indebtedness. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness and Guarantees thereof outstanding on the Closing Date and, to the extent exceeding $1,000,000 individually or $5,000,000 in the aggregate, either listed on Schedule 7.03 or disclosed prior to the Closing Date in the Parent’s publicly available filings with the SEC; provided that any such Indebtedness or Guarantee owed by any Loan Party or Subsidiary to the Parent, any other Loan Party or Subsidiary shall be set forth on Schedule 7.03;

(c) Guarantees in the ordinary course of business in respect of Indebtedness otherwise permitted hereunder owed by any Subsidiary (other than Guarantees of Indebtedness permitted by Section 7.03(b)), so long as such Loan Party or Subsidiary could have otherwise incurred such Indebtedness;

(d) obligations (contingent or otherwise) of any Subsidiary that is not a Loan Party existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of either (A) executing the agency trading operations of the Company and its Subsidiaries through “clearing agreements” or similar contracts, or (B) directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and in either case not for purposes of speculation or taking a “market view”; and (ii) in any such case, such Swap

Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of any Subsidiary in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); and

(f) Indebtedness (other than Indebtedness owed to the Company or the Parent) constituting an Investment permitted under Section 7.02; provided that any Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party must be subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent.

7.04 Fundamental Changes. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether owned or as of the Closing Date or thereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary (other than Newco) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Newco, any Guarantor or any wholly-owned Subsidiary; provided that (i) if the transferor in any such Disposition is a Guarantor, then the transferee and surviving entity must be Newco or another Guarantor (or become a Guarantor that is a wholly-owned Subsidiary upon consummation of such transfer) and (ii) if Newco is party to such transaction, then Newco must be a surviving party in such transaction;

(b) any Subsidiary (other than Newco) may be dissolved so long as, at such time, such Subsidiary has no assets or operations; and

(c) Online Courses, LLC, a Delaware limited liability company, may be dissolved or liquidated, and the assets and proceeds distributed to the owners of the Equity Interests therein as agreed among them, so long as the aggregate amount of such assets and proceeds does not exceed $1,000,000.

7.05 Dispositions. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether owned as of the Closing Date or thereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to any Subsidiary; provided that any such Disposition is in the ordinary course of business consistent with past practice unless such Disposition is to a Subsidiary Loan Party (or a Person that becomes a Guarantor that is a wholly-owned Subsidiary upon consummation of such Disposition);

(e) Dispositions permitted by Section 7.04;

(f) Dispositions of Equity Interests of any Subsidiary (other than Newco) if, at the time of such Disposition, such Subsidiary has no assets or operations;

(g) Dispositions (other than (x) a Disposition of any Equity Interests of Newco or (y) a Disposition to the Company or the Parent) by any Loan Party or any Subsidiary not otherwise permitted under this Section 7.05 so long as at the time of such Disposition, no Default shall exist or would result therefrom; provided that (i) any such potential Disposition of any Equity Interests of, or all or substantially all of the assets of, any Guarantor or any Material Subsidiary shall be in consultation with the Administrative Agent and Required Lenders, (ii) any such potential Disposition (or series of related Dispositions) with respect to assets having a fair market value or book value in excess of $25,000,000 shall be in consultation with the Administrative Agent and Required Lenders and (iii) any such Disposition, when combined with all other property Disposed of in reliance on this Section 7.05(g), does not represent or constitute assets or entities (or portions thereof) that contributed revenues (such contribution as reasonably determined by management of the Company) of more than 5% of the consolidated revenue of the Parent and its Subsidiaries, for the four-quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b);

(h) the consummation of the transactions contemplated by the Assignment Agreement in accordance with the terms thereof; provided that the assets subject thereto shall continue to be subject to the Liens granted to the Administrative Agent to secure the Obligations;

(i) the sale, transfer, disposition or discount, in each case without recourse, of overdue accounts (including any claims in respect of liquidated or suspended accounts), but only in connection with the compromise, settlement collection thereof and not as part of a financing transaction; provided that (i) to the extent any such account is overdue in an amount less than $500,000 individually, such Disposition is in the ordinary course of business, or (ii) to the extent any such account is overdue in an amount equal to or in excess of $500,000 individually, such Disposition shall be in consultation with the Administrative Agent and the Required Lenders unless the consideration received in respect thereof exceeds 50% of the overdue amount;

(j) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary; and

(k) the Company may forgive and cancel (i) the notes identified on Schedule 7.02 evidencing an aggregate principal amount of $3,940,488 owed by Cirali LLC to the Company and (ii) the notes identified on Schedule 7.02 evidencing an aggregate principal amount of $3,940,488 owed by Meigsfield LLC to the Company, in each case relating to the interests of certain Loan Parties and Subsidiaries in V3 Markets, LLC and Lucid Markets Trading Limited;

provided that (x) any Disposition pursuant to clauses (a) through (i) shall be for fair market value and (y) 100% of the consideration received in respect of any Disposition pursuant to clause (b), (g) and (i) shall be cash and Cash Equivalents.

7.06 Restricted Payments. Each Subsidiary Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to a Subsidiary Loan Party and to any other Person (other than the Company) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) so long as each of the Company and Newco is a pass-through entity for U.S. federal income tax purposes, Newco may declare and make Restricted Payments to the Company in an amount not to exceed the Permitted Company Tax Distribution, the proceeds of which shall be used by the Company to make the Permitted Company Tax Distribution; provided, however, that the Permitted Company Tax Distribution shall be certified as accurate, prior to Newco making such Restricted Payment, by a Responsible Officer of the Company to the Administrative Agent in good faith;

(c) Newco may make Permitted Newco Tax Distributions;

(d) so long as the Fixed Charge Coverage Ratio shall be at least 1.35:1.00 at the time of making such Restricted Payment and immediately after giving pro forma effect thereto (the calculation of which shall be certified in writing by the Borrower to the Administrative Agent in reasonable detail), Newco and its Subsidiaries may make Restricted Payments to the Company or to the Parent, the proceeds of which (i) shall not exceed the amount necessary to pay interest payments on the Convertible Notes as and when such interest becomes due and payable and (ii) shall be used either (x) by the Company to pay interest payments of the Convertible Mirror Notes as and when such interest becomes due and payable (with such amounts then being applied by the Parent to pay interest payments on the Convertible Notes) or (y) by the Parent to pay interest payments on the Convertible Notes as and when such interest becomes due and payable;

(e) Newco and its Subsidiaries may make Restricted Payments to the Company or to the Parent, the proceeds of which shall be used by the Company or the Parent to pay (w) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including director’s fees and administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, and attributable or reasonably related to the ownership or operations of Newco and its Subsidiaries, in an aggregate amount not to exceed $20,000,000 in any fiscal year, plus (x) any reasonable and customary indemnification claims made by directors or officers of the Parent directly attributable to the ownership or operations of the Company and its Subsidiaries, plus (y) out-of-pocket transaction costs and expenses (including fees and disbursements of legal and financial advisors, but excluding interest charges) directly incurred during such period in connection with the Loan Documents and the transactions contemplated thereby, plus (z) out-of-pocket costs and expenses (including fees and disbursements of legal and financial advisors) incurred during such period in connection with the Swiss Currency Event (excluding, for the avoidance of doubt, any awards, fines, penalties, settlements or other charges relating to any investigations, claims, causes of actions, suits or proceedings); and

(f) Newco and its Subsidiaries may make Restricted Payments to the Company or the Parent, the proceeds of which shall be used by the Parent to pay, and shall not exceed the amount necessary to pay, franchise taxes and other fees, taxes and expenses to the extent required to maintain the Parent’s corporate existence.

7.07 Change in Nature of Business. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted or as expressly contemplated (pursuant to disclosure in the Parent’s 2013 10-K filed with the SEC) by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto, but in any event not to include the engagement in any proprietary trading or other non-agency trading activities.

7.08 Transactions with Affiliates. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) advances to directors or employees pursuant to Section 7.02(c), (c) payroll and similar advances in the ordinary course of business and consistent with past practices, (d) the payment of reasonable and customary fees to directors of the Company or any Subsidiary, (e) customary and reasonable compensation and employee benefit arrangements paid to, and customary indemnities provided for the benefit of, directors, officers or employees of the Company or any Subsidiary in the ordinary course of business, (f) employment and severance arrangements entered into in the ordinary course of business between the Company or any Subsidiary and any employee thereof and (g) Restricted Payments permitted under Section 7.06; provided that the foregoing restriction shall not apply to transactions solely between or among any Loan Parties to the extent permitted by this Agreement.

7.09 Burdensome Agreements. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the Letter Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, except for any agreement in effect as of the Closing Date, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or Newco or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 The Company. Except as set forth on Schedule 7.11, the Company shall not (i) own any assets (including any intercompany receivables or intercompany Indebtedness) other than the Investments of the Company listed on Schedule 7.02, Equity Interests of Newco, assets in the nature of Derivatives Linked to Parent Common Stock, insurance policies and other assets with an aggregate fair market value of less than $500,000 reasonably appropriate or necessary in connection with any of the foregoing; (ii) after giving effect to the repayment of the Existing Credit Agreement as contemplated by Section 4.01(j), have or otherwise become liable with respect to any Indebtedness or obligations under any Guarantee in excess of $500,000 in the aggregate, other than Indebtedness under the Loan Documents, Convertible Mirror Notes and related Derivatives Linked to Parent Common Stock, and the Indebtedness owed by the Company listed on Schedule 7.03; or (iii) conduct any material operations other than as reasonably necessary or appropriate in connection with the ownership of assets described in (i) above or the incurrence and maintenance of Indebtedness described in (ii) above.

7.12 Sanctions. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity

(including any individual or entity participating in the transaction, whether as Lender, the Administrative Agent, or otherwise) of Sanctions.

7.13 Anti-Corruption Laws. Each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Loans for any purpose which would breach any Anti-Corruption Laws.

7.14 Amendments or Waivers of Organizational Documents or Certain Other Documents. No Loan Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly, on or after the Closing Date agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents, the Assignment Agreement, any Derivatives Linked to Parent Common Stock, the Convertible Notes, the Convertible Notes Hedges, the Convertible Notes Documents, the Parent Warrants, the Convertible Mirror Notes, the Convertible Mirror Notes Documents, the Convertible Mirror Notes Hedges, the Company Warrants or the Tax Receivable Agreement without in each case obtaining the prior written consent of Administrative Agent to such amendment, restatement, supplement or other modification or waiver.

7.15 Dissolution, Etc. of Certain Subsidiaries. None of the Loan Parties or the Subsidiaries shall permit, directly or indirectly, Online Courses, LLC or FX EDU, LLC to own any material assets in addition to the assets owned by such Subsidiary as of the Closing Date or to engage in any material activity other than proceeding with its liquidation, winding-up or dissolution contemplated by Section 6.05(d) and other activities reasonably related or incidental thereto.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any amount payable pursuant to the Fee Letter, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee or other amount (not specified in clause (i) above) due hereunder or under any other Loan Document; or

(b) Specific Covenants. If any Loan Party or any of its Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.03(a), 6.05(a), 6.10, 6.11, 6.14, 6.16 or 6.17 or Article VII, or any Loan Party fails to perform or observe any term, covenant or agreement contained in the Guaranty or any Collateral Document to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any Loan Party herein or in any other Loan Document, the Letter Agreement, the Assignment Agreement or any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Parent, any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) any Convertible Notes or (y) Indebtedness or Guarantee (other than

Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders thereof or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent, any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Parent, any Loan Party or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Parent, any Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Parent, any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Parent, any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Parent, any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Either (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or (iv) for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, any Collateral Document shall for any reason fail or cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby; or

(k) Change of Control. There occurs any Change of Control; or

(l) The Parent. The Parent (i) owns any assets other than Equity Interests of the Company, assets in the nature of Derivatives Linked to Parent Common Stock, obligations owing it under Convertible Mirror Notes, and immaterial assets reasonably appropriate or necessary in connection with any of the foregoing; (ii) has any material Indebtedness other than Indebtedness under Convertible Notes and related Derivatives Linked to Parent Common Stock; (iii) conducts any material operations other than as reasonably necessary or appropriate in connection with the ownership of assets described in (i) above or the incurrence and maintenance of Indebtedness described in (ii) above; or (iv) ceases to report financial statements on a consolidated basis with the Company and its Subsidiaries; or

(m) The Letter Agreement. Either (i) any provision of the Letter Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; (ii) the Parent, any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of the Letter Agreement; (iii) the Parent or any Loan Party denies that it has any or further liability or obligation under the Letter Agreement, or purports to revoke, terminate or rescind any provision of the Letter Agreement; or (iv) any of the Parent, the Company or Newco is in default under, or otherwise breaches its obligations under, the Letter Agreement.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment (if any) of each Lender to make any further extension of credit hereunder to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the earlier of (i) the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States and (ii) the occurrence of any Event of Default with respect to a Loan Party under Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding

Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto; provided that Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Leucadia National Corporation to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties or their Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Original Credit Agreement, this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Original Credit Agreement, this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (vi) the value or the sufficiency of any Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint book managers, the arranger, the syndication agent or any other agent, if any, engaged in connection herewith shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; (iii) in connection with any release of Liens permitted by Section 6.12(c) or 6.12(d); and (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if (i) in the case of a Subsidiary, such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) in connection with any release of Guarantors permitted by Section 6.12(c) or 6.12(d); provided that neither the Company nor Newco shall be released from their respective obligations under the Guaranty.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Article IV, without the written consent of each Lender;

(b) extend or increase any commitment of any Lender to extend credit (or reinstate any such commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the order or the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 6.12 or Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 6.12 or Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13 so long as such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party or its Affiliates, or the respective securities of any of the foregoing).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) below, shall be effective as provided in such Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, including special or local counsel to the Lenders retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Original Credit Agreement, this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any

Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Original Credit Agreement, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to each Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Loan Parties shall assert, and the Borrower, on behalf of itself and each of its Subsidiaries, hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Original Credit Agreement, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with the Original Credit Agreement, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (1) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (2) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void (other than any assignment by the Administrative Agent of its rights and obligations in accordance with the applicable provisions of Article IX)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of all the assigning Lender’s Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than

$5,000,000 (or such lesser amount as represents the remaining outstanding amount of the Loans of such assigning Lender), in the case of any assignment unless the Administrative Agent otherwise consents; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except (A) to the extent required by Section 10.06(b)(i)(B), and (B) the consent of the Administrative Agent shall be required for assignments in respect of any Loan if such assignment is to a Person that is not a Lender with a Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, any Loan Party or any Loan Party’s Subsidiaries or Affiliates, or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and  principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Parent, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of  its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.   To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to the Original Credit Agreement, this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Company or Newco or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 10.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party existing as of the Closing Date or thereafter under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective

Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made under the Original Credit Agreement, this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of the Original Credit Agreement, this Agreement or such other document, as applicable, and the making of the Loans under the Original Credit Agreement. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders but requires the consent of such Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) in the case of any assignment resulting from a Lender not consenting to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender, such replacement, when combined with all other replacements effectuated by this Section 10.13 for such purpose, will allow the action or event giving rise to such right of replacement to be successfully consummated; and

(e) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE COMPANY AND NEWCO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE RESPECTIVE PROPERTIES OF THE FOREGOING IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE COMPANY AND NEWCO, ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE AS OF THE CLOSING DATE OR THEREAFTER TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding the Original Credit Agreement, this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and

(B) the Administrative Agent does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company, Newco and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Loan Party in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.

10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumptions, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FXCM HOLDINGS, LLC, as a Borrower

By:	FXCM Inc., its Managing Member

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	Chief Executive Officer

FXCM NEWCO, LLC, as a Borrower

By:	FXCM Holdings, LLC, its Managing Member By: FXCM Inc., its Managing Member

By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	Chief Executive Officer

[Signature Page – Amended and Restated Credit Agreement]

LEUCADIA NATIONAL CORPORATION, as Administrative Agent and as Lender

By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	EVP and General Counsel

[Signature Page – Amended and Restated Credit Agreement]

SCHEDULE 1.01(a)

REGULATED SUBSIDIARIES

FXCM Asia Limited is a registered investment firm authorized by the Hong Kong Securities and Futures Commission.

FXCM Australia Limited is a registered investment firm authorized by the Australia Securities & Investments Commission.

Forex Capital Markets L.L.C.
Registered with the Commodity Futures Trading Commission and member of the National Futures Association, NFA ID: 0308179
Forex Dealer Member Approved
Forex Firm Approved
Retail Foreign Exchange Dealer Registered
Futures Commission Merchant Registered
NFA Member Approved

Forex Capital Markets Limited is a registered investment firm authorized by the Financial Conduct Authority.

FXCM Securities Limited is a registered investment firm authorized by the Financial Conduct Authority.

ODL Group Limited is a registered investment firm authorized by the Financial Conduct Authority.

FXCM Japan Securities Co,. Ltd. is registered with the Financial Services Agency in Japan

SCHEDULE 1.01(b)

PERMITTED INVESTORS

David K. Sakhai
Dror Niv
Eduard R. Yusupov
James Brown
*****
Kenneth A. Grossman
*****
*****
Ornit Niv
Eric Legoff
*****
James Brown Dynasty Trust, Ruth Brown - Trustee
JR Brown Associates LLC
*****
*****
*****
William Ahdout
William Ahdout 2012 Family Trust
Matthew Navie
Aaron Sakhai
EY Siblings Trust
EY Family Trust
DS Desc FBO JS

[***** Omitted in SEC EDGAR filing]

DS Desc FBO SS
DS Desc FBO RS
DS Desc FBO ES
DS Trust FBO MN
DS Trust FBO AS
WA Family Share
WA Vanson Share
KG Family Trust
DN Family Trust
*****
Sakhai Family Remainder Trust

[***** Omitted in SEC EDGAR filing]

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	Applicable Percentage
Leucadia National Corporation	$300,000,000	100.00%
Total:	$300,000,000	100.00%

SCHEDULE 5.10

CERTAIN TAX MATTERS

●
Section 4.4 of the Third Amended and Restated Limited Liability Company Agreement of FXCM Holdings, LLC as in effect on the Closing Date without giving effect to any amendments thereto after the Closing Date

●	The Letter Agreement

●	Tax Receivable Agreement

●	Certain subsidiaries located in the UK jointly share losses for the benefit of the overall group

●	FXCM Holdings, LLC or its subsidiaries also assume responsibility for taxes under certain of their lease obligations

SCHEDULE 5.11

ERISA

None.

SCHEDULE 5.12

SUBSIDIARIES

Loan Party	Jurisdiction of Incorporation/ Formation	Principal Place of Business	U.S. Taxpayer Identification Number	Subsidiary (% Ownership by Loan Party)
FXCM Holdings, LLC (100% owned by FXCM Inc.)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	FXCM Newco, LLC (100%)
FXCM Newco, LLC (100% owned by FXCM Holdings, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****1
Faros Trading, LLC (50.1%)
Yozma LLC (100%)
Technementals Technologies (Bulgaria) EAD (100%)
Online Courses, LLC (100%)
Financial Horizons Capital, LLC (100%)
FXCM Japan Securities Co., Ltd. (100%)
FXCM Markets Limited (100%)
Forex Trading LLC (100%)
FXCM Partners, LLC (100%)
ODL Group Limited (100%)
FXCM UK Merger Limited (100%)
V3 Markets, LLC (50.1%)
Forex Capital Markets LLC (100%)
FXCM Systems, LLC (100%)

Yozma LLC (100% owned by FXCM Newco, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	*****
Financial Horizons Capital, LLC (100% owned by FXCM Newco, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	Horizons Funding, LLC (100%)

[***** Omitted in SEC EDGAR filing]

_________________________
1 To be provided on a post-closing basis.

Loan Party	Jurisdiction of Incorporation/ Formation	Principal Place of Business	U.S. Taxpayer Identification Number	Subsidiary (% Ownership by Loan Party)
Horizons Funding, LLC (100% owned by Financial Horizons Capital, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	None
Forex Trading L.L.C. (100% owned by FXCM Newco, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****
FXCM Asia Limited (100%)
Forex Capital Markets Limited (100%)
FXCM Asia Pacific Pty Ltd (100%)
FXCM Australia Limited (100%)
FXCM Bullion Limited (100%)
FXCM DMCC (100%)
FXCM UK Holdings Limited (100%)
Orchid Hill Consulting Limited (100%)

FXCM Partners, LLC (100% owned by FXCM Newco, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	None
FXCM Systems, LLC (100% owned by FXCM Newco, LLC)	Delaware	55 Water Street, 50th Floor New York, NY 10041	*****	FXCM Seoul, LLC (100%)

ALL OTHER EQUITY INVESTMENTS

Non-Loan Party Subsidiary (Equity Holder)	Subsidiary (% Ownership by Non-Loan Party Subsidiary)
FXCM UK Merger Limited	Lucid Markets Trading Limited (50.1%)
Lucid Markets Trading Limited	Lucid Markets LLP (100%)
Lucid Markets LLP	Lucid Markets US LLC (100%)
Online Courses, LLC	FX EDU LLC (100%)
FXCM Markets Limited	FXCM Consulting Limited (100%)
ODL Group Limited	FXCM Securities Limited (100%)

[***** Omitted in SEC EDGAR filing]

Non-Loan Party Subsidiary (Equity Holder)	Subsidiary (% Ownership by Non-Loan Party Subsidiary)
FXCM Securities Limited	FXCM Nominees Limited (100%)
Forex Capital Markets LLC	Fastmatch Inc. (34.461%)
FXCM Asia Limited	Famous Group International Limited (100%)
Famous Group International Limited	Technementals Technology Co., Ltd. (100%)
Forex Capital Markets Limited	Salex Holding SRL (33%)
FXCM UK Holdings Limited	FXCM Group UK Limited (100%)

PERMITTED FOREIGN SUBSIDIARIES

None.

SCHEDULE 7.01

PERMITTED LIENS

None.

SCHEDULE 7.02

INVESTMENTS

1. The equity Investments in Subsidiaries listed on Schedule 5.12(a); and

2. The Investments listed below:

Investments by FXCM Holdings, LLC

*****

Investments by FXCM Newco, LLC

*****

Investments by Horizons Funding LLC

*****

Investments by Forex Capital Markets LLC

*****

Investments by FXCM Securities Limited

*****

[***** Omitted in SEC EDGAR filing]

Investments by Orchid Hill Consulting Limited

*****

Investments by Japan Securities Co., Ltd.

*****

Investments by FXCM Markets Limited

*****

[***** Omitted in SEC EDGAR filing]

SCHEDULE 7.03

INDEBTEDNESS

Current Amounts Due to FXCM Newco, LLC

*****

Current Amounts Payable by FXCM Holdings, LLC

*****

[***** Omitted in SEC EDGAR filing]

SCHEDULE 10.02

Notice Information

Borrower and other Loan Parties:

c/o FXCM Holdings, LLC
55 Water Street, Floor 50
New York, New York, 10041
Attention:	Robert Lande
Fax:	(212) 901-2142
Email:	rlande@fxcm.com

and

David S. Sassoon
General Counsel
FXCM Inc. (NYSE: FXCM)
55 Water Street, NY, NY
Fax:	(646) 432-2997
Email:	dsassoon@fxcm.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Douglas Urquhart
Fax:	+1 (212) 310-8007
Email:	douglas.urquhart@weil.com

Administrative Agent and Leucadia National Corporation, as a Lender:

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022
Attention:	Michael Sharp
Executive Vice President and Secretary
Fax:	(646) 619-4974
Email:	MSharp@jefferies.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Sarah M. Ward
Fax:	(917) 777-2126
Email:	sarah.ward@skadden.com